EXHIBIT 99.4

News Release

Allison Transmission announces Stock Repurchase Agreement with ValueAct Capital and Cooperation Agreement with Ashe Capital

INDIANAPOLIS, February 6, 2017 – Allison Transmission Holdings Inc. (NYSE: ALSN) today announced that it has entered into a Stock Repurchase Agreement with ValueAct Capital Master Fund, L.P. (“ValueAct Capital”) and has entered into a Cooperation Agreement with Ashe Capital Management LP (“Ashe Capital”). The Company also announced that William R. Harker of Ashe Capital will be nominated for election to the Company’s board of directors at the Company’s 2017 annual meeting of stockholders, taking the place of Gregory P. Spivy of ValueAct Capital, who has indicated that he will not stand for reelection.

“The Stock Repurchase Agreement with ValueAct Capital accelerates the share repurchase program authorized last fall by Allison Transmission’s board of directors and reflects our growing confidence in what we believe is improved momentum in several of our end markets,” said Lawrence E. Dewey, chairman and CEO of the Company. “We would like to thank Mr. Spivy and ValueAct Capital for the productive and positive relationship enjoyed by both parties. Allison Transmission and Ashe Capital have engaged in a series of thoughtful discussions about our business. We value our stockholders’ input and look forward to working closely with Mr. Harker and Ashe Capital, maintaining meaningful stockholder representation on our board.”

“We have had a constructive dialogue with the management team at Allison Transmission since we first invested in the company in October 2013,” said William R. Harker, Co-founder and President of Ashe Capital Management. “We look forward to working with management and the board to execute Allison’s business strategy and continue to grow its long-term value per share.”

Under the terms of the Stock Repurchase Agreement with ValueAct Capital, the Company has agreed to repurchase 10,525,204 shares of the Company’s common stock, which is all of ValueAct Capital’s holdings in the Company, at a purchase price of $34.50 per share, representing aggregate consideration of approximately $363 million. The transaction is expected to close on or about February 8, 2017, subject to customary closing conditions. In connection with the Company’s repurchase of ValueAct Capital’s stock, Mr. Spivy has notified the Company’s board of directors that he will not stand for re-election at the 2017 annual meeting of stockholders.

Allison Transmission intends to fund the repurchase with cash on hand and borrowing under its revolving credit facility. The repurchase is being effected under the $1 billion common stock repurchase program authorized by the board of directors in November 2016 after completing a review of the Company’s business plan including product development and capital spending forecasts supporting growth initiatives and other shareholder value enhancing programs. The Company remains committed to maintaining a prudent capital structure commensurate with its business plan and underlying end markets, and expects to complete the aforementioned common stock repurchase program by December 2019.

The Cooperation Agreement provides for the nomination of Mr. Harker for election to the Company’s board of directors and includes customary “standstill” provisions, by which Ashe Capital has agreed that it will not submit any nominations for election to the board of directors or stockholder proposals and will vote in favor of the election of the Company’s board nominees and certain other proposals.

The Stock Repurchase Agreement and Cooperation Agreement are included as exhibits to the Current Report on Form 8-K filed by the Company today with the Securities and Exchange Commission.

Contacts

Investor Relations

317-242-3078

ir@allisontransmission.com

Media Relations

317-242-5000

media@allisontransmission.com

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; uncertainty in the global regulatory and business environments in which we operate; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles and other external factors impacting demand; U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.